SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 9, 2005

Wells Real Estate Fund VII, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25606	58-2022629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 9, 2005 (effective October 31, 2005), Fund VI, Fund VII, and Fund VIII Associates (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund VI, L.P., Wells Real Estate Fund VII, L.P. (the "Registrant"), and Wells Real Estate Fund VIII, L.P., and American Express Travel Related Services Company, Inc. ("American Express"), an unrelated third party, entered into a Second Amendment to Lease Agreement (the "Agreement"). The Agreement modifies and extends an existing lease between the Joint Venture and American Express. The Agreement extends the termination date of the lease from June 30, 2006 to February 29, 2016 and increases the square footage leased by American Express from approximately 22,600 square feet to 34,900 square feet commencing March 1, 2006 in an approximately 92,000 square foot office building located in Jacksonville, FL (the "BellSouth Building"). The Agreement decreases current monthly base rent payable from approximately $1.68 per square foot to approximately $1.44 per square foot from October 1, 2006 through February 28, 2007 following rental abatements from March 1, 2006 through September 30, 2006. The monthly base rent payable increases annually by approximately 2.5% beginning March 1, 2007 until the lease expiration. In addition, to monthly base rent, American Express will pay for their share of any increases in operating expenses from the calendar year 2006. As a result of entering into the Agreement, American Express is entitled to a Joint Venture funded tenant improvement allowance up to approximately $525,600. American Express has the right, at its option, to extend the lease term for an additional five-year period. Upon executing such option, the base rental rate would be 95% of the market rental rate in effect as of March 1, 2016.

The Joint Venture owns 100% of the BellSouth Building, and American Express is one of two tenants at the building. The Registrant owns an equity interest of approximately 33.4% in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VII, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: November 10, 2005